Exhibit 99.1

VINE ENERGY INC. ANNOUNCES EXERCISE AND CLOSING OF OVER-ALLOTMENT

OPTION

March 24, 2021 05:00 PM Eastern Standard Time

PLANO, TX—(BUSINESS WIRE)—Vine Energy Inc. (“Vine”) announced today that the underwriters of its previously announced initial public offering (“IPO”) of 21,500,000 shares of its Class A common stock have fully exercised their option to purchase an additional 3,225,000 shares of Vine’s Class A common stock at the IPO price of $14.00 per share less the underwriting discounts and commissions, resulting in additional net proceeds of approximately $43 million. The exercise of the underwriters’ option closed on March 24, 2021.

Citigroup, Credit Suisse, Morgan Stanley, Barclays, BofA Securities and RBC Capital Markets acted as joint book-running managers for the offering. The offering of these securities was made only by means of a prospectus. Copies of the final prospectus may be obtained from:

•	Citigroup, Attention: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (800) 831-9146

•	Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, E-mail: usa.prospectus@credit-suisse.com

•	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014

•	Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (888) 603-5847, Email: Barclaysprospectus@broadridge.com

•	BofA Securities, Inc., Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte NC 28255-0001, Email: dg.prospectus_requests@bofa.com

•	RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Phone: 877-822-4089; Email: equityprospectus@rbccm.com

Important Information

A registration statement relating to these securities has been filed with, and declared effective by, the SEC. The registration statement may be obtained free of charge at the SEC’s website at www.sec.gov under “Vine Energy Inc.” This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Vine Energy Inc.

Based in Plano, TX, Vine Energy Inc. is an energy company focused on the development of natural gas properties in the stacked Haynesville and Mid-Bossier shale plays in the Haynesville Basin of Northwest Louisiana.

CONTACTS:

David Erdman

(469) 605-2480

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